EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-66738, 33-86946, 33-92878, 33-95050, 33-98170, 333-01632, 333-15655, 333-29431, 333-52417, 333-58605, 333-62828, 333-92160, and 333-108160 on Form S-8 of our reports dated April 11, 2005, relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the financial statements) and financial statement schedule of PETsMART, Inc., and of our report on internal control over financial reporting dated April 11, 2005 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting and includes an explanatory paragraph because a material weakness) appearing in this Annual Report on Form 10-K of PETsMART, Inc. for the year ended January 30, 2005.

DELOITTE & TOUCHE LLP

Phoenix, Arizona
April 11, 2005